Exhibit 99.1

NEWS RELEASE

DANIEL WOLTERMAN JOINS INVUITY’S BOARD OF DIRECTORS

SAN FRANCISCO, August 30, 2017 - Invuity, Inc. (NASDAQ:IVTY), a leading medical technology company focused on minimal access surgery, announced today that healthcare industry leader Daniel Wolterman has been appointed to its Board of Directors, effective September 5, 2017. Wolterman was most recently President & Chief Executive Officer of Memorial Herman Healthcare System.

“We are pleased to welcome Dan to Invuity’s Board of Directors,” said Invuity Chief Executive Officer Philip Sawyer. “His significant insight into healthcare systems will be extremely valuable as we continue to grow our business by providing innovative product solutions to our hospital customers.”

Wolterman joined Memorial Hermann Healthcare System in May 1999. He was named Chief Executive Officer in November 2002 and retired in August 2016. Under Wolterman’s leadership, Memorial Hermann became one of the largest healthcare systems in Texas, operating in 16 hospitals and over 232 ancillary locations with 24,000 employees and is now the country’s busiest Level 1 trauma center and generating $6.0 billion in net revenue. Prior to Memorial Hermann, Wolterman was Senior Vice President, Operations & Business Development at Sisters of Charity of the Incarnate Word Health Care System from 1993 to 1999 and President & CEO of Holy Cross Health Services of Utah from 1989 to 1993.  Wolterman currently serves on the Boards of Directors of Nuvasive (Nasdaq:NUVA), Vizient, Inc. and Legacy ER & Urgent Care.

“I’m excited about the opportunity to work with the management team and board to assist Invuity in realizing its significant potential,” said Wolterman. “The company’s proprietary technologies and innovative product solutions provide a meaningful clinical benefit to physicians, patients and health care systems.”

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The company’s patented Intelligent Photonics™ technology delivers enhanced visualization which facilitates surgical precision, efficiency and safety. In addition, the company utilizes comprehensive strategic marketing programs to create stronger institutional partnerships. Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery.  Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic, and general surgery. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com